Exhibit 99.1

Lindblad Expeditions Holdings, Inc. Reports 2020 Fourth Quarter and Full Year Financial Results and Announces Acquisitions of DuVine Cycling + Adventure Co. and Off the Beaten Path LLC

Opportunistic Expansion of Growth Platform and Strong Liquidity Profile

Driven by Strategic Initiatives, Financing Activities and Cost Reduction Measures Throughout 2020

     Financial Highlights:

●	Ended the year with $187.5 million in unrestricted cash and $17.0 million in restricted cash

●	Raised $85 million in December through borrowings under the Main Street Expanded Loan Facility program

●	Raised $85 million in September through private placement issuance of convertible preferred equity

●	Implemented significant cost reduction measures reducing monthly cash usage to approximately $10-15 million

●	Bookings for 2022 currently 37% ahead of bookings for 2021 at the same point a year ago

●	Amended credit facilities waiving leverage covenants through second quarter of 2021

    Strategic Highlights:

●	Delivery of National Geographic Endurance in March 2020 increased Available Guest Nights by nearly 18%

●	Acquired majority stake in leading international luxury cycling and adventure company DuVine Cycling + Adventure in March 2021

●	Acquired majority stake in Off the Beaten Path, a leading active travel operator focused on U.S. National Parks in February 2021

NEW YORK, March 9, 2021 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the “Company” or “Lindblad”), a global provider of expedition cruises and adventure travel experiences, today reported financial results for the fourth quarter and full year ended December 31, 2020 and announced the acquisitions of DuVine Cycling + Adventure Co. (“DuVine” ) and Off the Beaten Path LLC (“Off the Beaten Path”).

Sven-Olof Lindblad, President and Chief Executive Officer, said “As Lindblad moves closer to once again exploring the world’s most remarkable destinations, the cost reductions and targeted capital raises we completed over the past year will enable us to return to operations as a vibrant company. The steps we have taken also provided us the financial flexibility to pursue additional growth opportunities and we recently expanded our platform of high-quality and authentic experiential offerings with the acquisitions of leading travel providers Off the Beaten Path and DuVine. Just like with our acquisition of Natural Habitat, these businesses are ideal complements to our existing platform, and we look forward to building them into meaningful contributors in the years ahead. There is significant and growing demand for high quality adventure travel, further evidenced by our current booking strength, and we will continue to look for additional opportunities to broaden and deepen our experiential offerings, both organically and through acquisitions, to aggregate larger audiences, generate greater lifetime value from our loyal guests and build additional shareholder value in the years ahead.”

               STRATEGIC GROWTH INITIATIVES

Following year end, the Company acquired 70% of DuVine, a leading luxury cycling and adventure travel company, and 80.1% of Off the Beaten Path, a leading active travel operator with a specialization in U.S. National Parks. These acquisitions further broaden and deepen Lindblad’s platform of high-quality experiential product offerings in robust adventure travel sectors including the rapidly growing cycling tourism and domestic expedition markets. Similar to the acquisition of Natural Habitat, the Company will leverage its experience and resources to accelerate the growth of these unique and profitable businesses and capitalize on the growing demand for authentic and immersive adventure travel. The aggregate purchase price of these majority interests was approximately $10.5 million and was financed through $8.7 million in cash and Lindblad stock of $1.8 million.

DuVine is an award-winning international luxury cycling and adventure company based in Somerville, Massachusetts focused on providing immersive cultural experiences across the globe through thoughtfully designed itineraries led by expert local guides. DuVine’s trips feature top-quality gear and support and are tailored to riders of all abilities with emphasis on exceptional food and wine experiences, along with boutique accommodations. DuVine also currently runs a variety of extraordinary trips that combine sailing and biking experiences, which will be further expanded as part of Lindblad. DuVine’s diverse tour offerings include small group and private custom trips to destinations across Europe, the United States, Latin America, Asia and Africa.

Off the Beaten Path, based in Bozeman, Montana, offers active small-group and private custom journeys around the world, with a long-standing focus on U.S. National Parks and connecting the heart of the traveler with the soul of the place through localized, authentic experiences. Off the Beaten Path’s small group product offerings include unique expeditions throughout the U.S, as well as trips across Europe, Africa, Australia, Central and South America and the South Pacific.

DuVine and Off the Beaten Path will benefit from Lindblad’s scale, resources and marketing experience while dramatically increasing the addressable opportunity across Lindblad’s portfolio. The significant demand for cycling-related content and usage was expanding rapidly prior to COVID-19 and that has only accelerated throughout the pandemic. According to the NPD Group, from January through October of 2020 U.S. bicycle sales increased over 60% and e-bike sales increased 144% compared with the same period in 2019. DuVine’s proven track record in delivering high-end small group cycling experiences, along with the meaningfully increased accessibility that the evolution of the e-bike provides, ideally situates them to further capitalize on this growing opportunity both immediately coming out of the pandemic and over the long-term. Similarly, Off the Beaten Path has unique access to limited lodging inventory across its geographies, particularly in U.S National Parks enabling unmatched exploration in destinations that attract millions of visitors each year. These remarkable locations will only grow in popularity post pandemic given their proximity and, with a long-standing reputation of delivering authentic small group and private custom travel experiences, Off the Beaten Path is well positioned for sustained growth. Both DuVine and Off the Beaten Path have been operating trips during COVID and are currently experiencing strong levels of bookings for future travel.

In March 2020, the Company expanded its travel offerings with the delivery of the National Geographic Endurance, which will allow it to further capitalize on the demand for high quality adventure travel and broaden the immersive and authentic itineraries the Company has to offer its guests. The National Geographic Endurance joins the National Geographic Explorer and the National Geographic Orion to dramatically increase the polar capacity of the Lindblad National Geographic fleet. The new vessel is capable of exploring deep into the Arctic and Antarctic, and its Ulstein X-BOW® design allows for greater comfort and speed through rough waters.

The Company is currently building a sister ship to the National Geographic Endurance, the National Geographic Resolution, which is scheduled for delivery in the fourth quarter of 2021.

COVID-19 BUSINESS UPDATE

Due to the spread of the COVID-19 virus and the effects of travel restrictions around the world, the Company has suspended or rescheduled the majority of its expeditions departing March 16, 2020 through May 31, 2021. The Company has been working with guests to amend travel plans and refund payments, as applicable. The Company’s ships are currently being maintained with minimally required crew on-board to ensure they comply with all necessary regulations and can be fully and quickly put back into service as needed. In accordance with local regulations, the Company closed its offices and most employees are working remotely to maintain general business operations, to provide assistance to existing and potential guests and to maintain information technology systems.

The Company moved quickly to implement a comprehensive plan to mitigate the impact of COVID-19 and preserve and enhance its liquidity position. The Company is employing a variety of cost reduction and cash preservation measures and has accessed available capital under its existing debt facilities and through the issuance of preferred equity, while exploring additional sources of capital and liquidity. These measures include the following operating expense and capital expenditure reductions:

●	Significantly reduced ship and land-based expedition costs, including crew payroll, land costs, fuel and food. All ships have been safely laid up.

●	Lowered expected annual maintenance capital expenditures by over $15 million, savings of more than 70% from originally planned levels.

●	Meaningfully reduced general and administrative expenses through employee furloughs, payroll reductions and the elimination of all non-essential travel, office expenses and discretionary spending.

●	Suspended the majority of planned advertising and marketing spend.

●	Suspended all repurchases of common stock under the stock repurchase plan.

Bookings Trends

The Company was off to a strong start in 2020 with Lindblad segment bookings at the end of February 2020 up 25% for the full year, as compared to the same point a year ago for 2019, and had sold 86% of its originally projected guest ticket revenues for the year. Since that point, the Company has experienced a substantial impact from the COVID-19 virus, including elevated cancellations and softness in near-term demand. Despite the COVID-19 impact, the Company still has substantial advanced bookings for future travel. Bookings for the second half of 2021 are in-line with bookings for the same period in 2020 as of the same date a year ago and 31% ahead of bookings for the back half of 2019 as of the same date two years ago. Bookings for the full year 2022 are 37% ahead of the bookings for 2021 as of the same date a year ago. We continue to see new bookings for future travel including over $115.0 million since March 1, 2020, and we are receiving deposits and final payments for future travel.

For 2020 and 2021 voyages that have been cancelled or rescheduled, the Company is providing future travel credits with incremental value or full refunds, as applicable, to its fully paid guests. As of March 8, 2021, the majority of guests have opted for future travel credits.

Balance Sheet and Liquidity

As of December 31, 2020, the Company had $187.5 million in unrestricted cash and $17.0 million in restricted cash primarily related to deposits on future travel originating from U.S. ports.  During the first quarter of 2020 the Company drew down $45.0 million under its revolving credit facility for working capital and general corporate purposes given the uncertainty related to the COVID-19 pandemic and borrowed $107.7 million under its first export credit agreement in conjunction with final payment on delivery of the National Geographic Endurance in March 2020.

During April 2020, the Company drew down $30.6 million under its second export credit agreement in conjunction with its third installment payment on the National Geographic Resolution scheduled for delivery in the fourth quarter of 2021.

During May 2020, the Company amended its $2.5 million promissory note, changing the maturity date of the principal payments to be due in three equal installments, with the first payment due on December 22, 2020, the second due on December 22, 2021 and the final payment due on December 22, 2022.

During June 2020, the Company amended its export credit agreements to defer approximately $9.0 million in aggregate scheduled amortization payments from June 2020 through March 2021 and to suspend the total net leverage ratio covenant from June 2020 through June 2021.

During August 2020, the Company amended its term loan and revolving credit facilities to waive the application of the total net leverage ratio covenant through June 2021. In connection with the amendment, the interest rate of the term loan has been increased by 125bps, to be paid-in-kind at maturity, a LIBOR floor of 75bps has been added to each facility and certain covenants have been amended to be more restrictive.

During August 2020, the Company raised $85.0 million in gross proceeds through the private placement issuance of Redeemable Convertible Series A Preferred Stock that carries a 6% annual dividend, which is payable in kind for two years and, thereafter, in cash or in-kind at the Company’s option.  The preferred stock is convertible into shares of Lindblad common stock at a conversion price of $9.50 per share, representing a premium of 23% to Lindblad’s 30-day trading volume weighted average price on the date of issuance.

During December 2020, the Company amended its term loan and revolving credit facilities and borrowed an incremental $85.0 million under the amended term loan through the Main Street Expanded Loan Facility program established by the Board of Governors of the Federal Reserve System. The incremental borrowing carries an interest rate of LIBOR plus 3.0% and matures December 2025 with no early payment restrictions.

As of December 31, 2020, the Company had a total debt position of $496.5 million and was in compliance with all of its debt covenants in effect. The Company has no material debt maturities until 2023.

The Company estimates its monthly cash usage while its vessels are not in operations to be approximately $10-15 million, including ship and office operating expenses, necessary capital expenditures and interest and principal payments. This excludes guest payments for future travel and cash refunds requested on previously made guest payments. The Company continues to evaluate additional strategies to enhance its liquidity position which may include, but are not limited to, further reductions in operating expenses, capital expenditures and administrative costs as well as additional financings.

The Company has not previously experienced a complete cessation of its operations and, as a consequence, its ability to predict the impact of such cessation on its costs and future prospects is limited. Given the dynamic nature of this situation, the Company cannot reasonably estimate the impacts of the COVID-19 virus on its financial condition, results of operations, cash flows, plans and growth for the foreseeable future. It is unknown when travel restrictions and various border closures will be lifted and what the demand for expedition travel will be once these restrictions are no longer in place. The estimates for monthly cash usage reflect the Company’s current forecast for operating costs, capital expenditures and expected debt and interest payments. Based on current liquidity, the actions taken to date and its current forecast, which assumes rescheduled operations starting in June with a ramp up in operations throughout 2021, the Company believes that its liquidity should be adequate to meet its obligations for the next 12 months.

Return to Operations

The Company already has a robust set of operating protocols and, in preparation for the resumption of operations, has been continuously and proactively working in close cooperation with various medical policy experts and public health authorities to ensure its procedures and protocols for health and safety onboard its vessels are up-to-date with the latest medical guidelines to mitigate the potential impacts of the COVID-19 virus. These protocols encompass, but are not limited to, medical care, screening, testing, social distancing, personal protective equipment, and sanitization during all aspects of the expedition.

While it is uncertain when the Company will return to operations, it believes there are a variety of strategic advantages that should enable it to deploy its ships safely and quickly once travel restrictions have been lifted. The most notable is the size of its owned and operated vessels which range from 48 to 148 passengers, allowing for a highly controlled environment that includes stringent cleaning protocols. The small nature of the Company’s ships should also allow it to efficiently and effectively test its guests and crew prior to boarding. On average, the Company estimates it will take only a few thousand tests a month to test all guests and crew across its entire fleet. Additionally, the majority of expeditions take place in remote locations where human interactions are limited, providing less opportunity for external influence. The Company also has flexibility with regards to existing itineraries and is continually investigating additional itinerary opportunities both internationally and domestically. Lastly, the Company’s guests are explorers by nature, eager to travel and have historically been very resilient following periods of uncertainty.

FULL YEAR RESULTS

Tour Revenues

Full year tour revenues decreased $260.7 million, or 76%, as compared to the same period in 2019. The decline was driven by a $202.8 million decrease at the Lindblad segment and a $57.9 million decrease at Natural Habitat as a result of rescheduling nearly all expeditions due to COVID-19.

Net Income

Net loss available to stockholders for 2020 was $100.4 million, $2.01 per diluted share, as compared with net income available to stockholders of $13.7 million, $0.28 per diluted share, in 2019. The $114.1 million decrease primarily reflects the impact of COVID-19 on operations, a $6.3 million increase in depreciation and amortization versus the same period a year ago, primarily due to the addition of the National Geographic Endurance to the fleet in March 2020 and a $4.8 million foreign currency loss in the current year versus a $0.1 million foreign currency gain in 2019.  The year over year decline was partially offset by a tax benefit of $9.8 million, primarily due to the operating losses in the current year, versus a tax expense of $2.2 million in prior year.

Adjusted EBITDA

Full year Adjusted EBITDA loss of $52.2 million decreased $118.8 million as compared to the same period in 2019. The decrease was driven by a $102.5 million decline at the Lindblad segment and a $16.4 million decrease at Natural Habitat.

Lindblad segment Adjusted EBITDA loss of $44.4 million decreased $102.4 million as compared to a year ago due primarily to the revenue impact of rescheduling all expeditions as a result of COVID-19 and costs associated with the National Geographic Endurance following its March 2020 delivery.  The current year also included lower operating costs for the fleet while laid up, a reduction in commissions from the impact of COVID-19 on revenues and reduced marketing and personnel spend.

Natural Habitat Adjusted EBITDA loss of $7.8 million decreased $16.4 million versus a year ago primarily due to the lower revenue as a result of COVID-19, partially offset by lower operating costs due to rescheduled departures and a reduction in marketing and personnel spend.

FOURTH QUARTER RESULTS

Tour Revenues

Fourth quarter tour revenues decreased $75.4 million, or 100%, as compared to the same period in 2019. The decline was driven by a $54.8 million decrease at the Lindblad segment and a $20.7 million decrease at Natural Habitat as a result of rescheduling nearly all expeditions due to COVID-19.

Net Income

Net loss available to stockholders for the fourth quarter was $31.0 million, $0.59 per diluted share, as compared with net loss available to stockholders of $1.5 million, $0.03 per diluted share, in the fourth quarter of 2019. The $29.5 million decrease primarily reflects the impact of COVID-19 on operations and a $1.2 million increase in depreciation and amortization versus the same period a year ago, primarily due to the addition of the National Geographic Endurance to the fleet in March 2020.

Adjusted EBITDA

Fourth quarter Adjusted EBITDA loss of $19.8 million decreased $27.8 million as compared to the same period in 2019. The decrease was driven by a $18.6 million decline at the Lindblad segment and a $9.2 million decrease at Natural Habitat.

Lindblad segment Adjusted EBITDA loss of $15.4 million decreased $18.6 million as compared to the fourth quarter a year ago due primarily to the revenue impact of rescheduling all expeditions as a result of COVID-19 and costs associated with the National Geographic Endurance following its March 2020 delivery.  The current quarter also included lower operating costs for the fleet while laid up, a reduction in commissions from the impact of COVID-19 on revenues and reduced marketing and personnel spend.

Natural Habitat Adjusted EBITDA loss of $4.4 million decreased $9.2 million versus the fourth quarter a year ago primarily due to the lower revenue as a result of COVID-19, partially offset by lower operating costs due to rescheduled departures and a reduction in marketing and personnel spend.

	For the three months ended December 31,				For the years ended December 31,
(In thousands)	2020	2019	Change	%	2020	2019	Change	%
Tour revenues:
Lindblad	$88	$54,861	$(54,773)	NM	$69,620	$272,410	$(202,790)	(74%	)
Natural Habitat	276	20,936	(20,660)	NM	12,736	70,681	(57,945)	(82%	)
Total tour revenues	$364	$75,797	$(75,433)	NM	$82,356	$343,091	$(260,735)	(76%	)
Operating (loss) income:
Lindblad	$(24,285)	$(5,315)	$(18,970)	NM	$(78,573)	$26,203	$(104,776)	NM
Natural Habitat	(4,807)	4,368	(9,175)	NM	(9,825)	6,995	(16,820)	NM
Total operating (loss) income	$(29,092)	$(947)	$(28,145)	NM	$(88,398)	$33,198	$(121,596)	NM
Adjusted EBITDA:
Lindblad	$(15,396)	$3,166	$(18,562)	NM	$(44,398)	$57,971	$(102,369)	NM
Natural Habitat	(4,408)	4,799	(9,207)	NM	(7,774)	8,648	(16,422)	NM
Total adjusted EBITDA	$(19,804)	$7,965	$(27,769)	NM	$(52,172)	$66,619	$(118,791)	NM

STOCK AND WARRANT REPURCHASE PLAN

The Company currently has a $35 million stock repurchase plan in place. During the fourth quarter, the Company did not repurchase any shares. As of March 8, 2021, the Company had repurchased 6.0 million warrants and 875,218 shares under the plan for a total of $23.0 million and had $12.0 million remaining under the plan. As of March 8, 2021, there were 49,988,730 million shares common stock outstanding. The Company has currently suspended all stock repurchases given the uncertainty surrounding COVID-19 and restrictions related to the Main Street Expanded Loan Facility.

FINANCIAL OUTLOOK

The COVID-19 outbreak has had, and will continue to have, a significant impact on the Company’s financial position and results of operation. Given the continued uncertainty around the COVID-19 pandemic, the Company is not providing a full year outlook regarding results of operations at this time and will update its expectations when it has more clarity around the timing of and extent of future operations.

NON-GAAP FINANCIAL MEASURES

The Company uses a variety of operational and financial metrics, including non-GAAP financial measures such as Adjusted EBITDA, Occupancy, Net Yields and Net Cruise Costs, to enable it to analyze its performance and financial condition. The Company utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the cruise and tourism industry to evaluate performance. The Company believes these non-GAAP measures provide expanded insight to assess revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The definitions of non-GAAP financial measures along with a reconciliation of non-GAAP financial information to GAAP are included in the supplemental financial schedules.

Conference Call Information

The Company has scheduled a conference call at 8:30 a.m. Eastern Time on March 9, 2021 to discuss the earnings of the Company. The conference call can be accessed by dialing (844) 378-6487 (United States), (855) 669-9657 (Canada) or (412) 542-4182 (outside the U.S.). A replay of the call will be available at the Company’s investor relations website, investors.expeditions.com.

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that focuses on ship-based voyages through its Lindblad Expeditions brand and on land-based travel through its subsidiaries, Natural Habitat Adventures, Off the Beaten Path and DuVine Cycling and Adventure.

Lindblad Expeditions works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

Natural Habitat partners with the World Wildlife Fund to offer and promote conservation and sustainable travel that directly protects nature. Natural Habitat’s adventures include polar bear tours in Churchill, Canada, Alaskan grizzly bear adventures and African safaris.

DuVine Cycling + Adventure Co. designs and leads luxury bike tours in the world’s most amazing destinations, from Italy’s sun-bleached villages and the medieval towns of Provence to Portugal’s Douro Valley and the vineyards of Napa, California. Guests bike, eat, drink, and sleep their way through these regions and many more while sampling the finest cuisine, hotels, and wine.

Off the Beaten Path is an outdoor, active travel company offering guided small group adventures and private custom journeys that connect travelers with the wild nature and authentic culture of their destinations.  Off the Beaten Path’s trips extend across the globe, with a focus on exceptional national park experiences in the Rocky Mountains, Desert Southwest, and Alaska.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s financial projections and may also generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected. Many of these risks and uncertainties are currently amplified by, and will continue to be amplified by, or in the future may be amplified by, the COVID-19 outbreak. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following: (i) suspended operations and disruptions to our business and operations related to COVID-19; (ii) the impacts of COVID-19 on our financial condition, liquidity, results of operations, cash flows, employees, plans and growth; (iii) the impacts of COVID-19 on future travel and the cruise and airline industries in general; (iv) unscheduled disruptions in our business due to travel restrictions, weather events, mechanical failures, pandemics or other events; (v) changes adversely affecting the business in which we are engaged; (vi) management of our growth and our ability to execute on our planned growth; (vii) our business strategy and plans; (viii) our ability to maintain our relationship with National Geographic; (ix) compliance with new and existing laws and regulations, including environmental regulations and travel advisories and restrictions; (x) compliance with the financial and/or operating covenants in our debt arrangements; (xi) adverse publicity regarding the cruise and travel industry in general; (xii) loss of business due to competition; (xiii) the result of future financing efforts; (xiv) delays and costs overruns with respect to the construction and delivery of newly constructed vessels; (xv) the inability to meet revenue and Adjusted EBITDA projections; and (xvi) those risks described in the Company’s filings with the SEC. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect the Company’s performance may be found in its filings with the SEC, which are available at http://www.sec.gov or at http://www.expeditions.com in the Investor Relations section of the Company’s website.

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share and per share data)

	As of December 31,
	2020	2019
ASSETS
Current Assets:
Cash and cash equivalents	$187,531	$101,579
Restricted cash	16,984	7,679
Marine operating supplies	5,473	6,299
Inventories	2,168	2,027
Prepaid expenses and other current assets	17,014	29,055
Total current assets	229,170	146,639

Property and equipment, net	482,673	357,790
Goodwill	22,105	22,105
Intangibles, net	4,817	6,396
Deferred tax asset	5,539	218
Right-to-use lease assets	5,082	6,105
Other long-term assets	8,063	9,405
Total assets	$757,449	$548,658

LIABILITIES
Current Liabilities:
Unearned passenger revenues	$120,737	$138,825
Accounts payable and accrued expenses	22,341	38,231
Lease liabilities - current	1,475	1,335
Long-term debt - current	11,255	4,525
Total current liabilities	155,808	182,916

Long-term debt, less current portion	471,359	213,543
Deferred tax liabilities	-	4,491
Lease liabilities	3,915	5,029
Other long-term liabilities	90	3,317
Total liabilities	631,172	409,296

COMMITMENTS AND CONTINGENCIES

Series A redeemable convertible preferred stock, 165,000 and no shares authorized; 85,000 and no shares issued and outstanding as of December 31, 2020 and 2019, respectively	83,825	-
Redeemable noncontrolling interest	7,494	16,112
	91,319	16,112

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; 85,000 Series A shares issued and outstanding as of December 31, 2020	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized; 49,905,512 and 49,717,522 issued, 49,818,676 and 49,626,498 outstanding as of December 31, 2020 and December 31, 2019, respectively	5	5
Additional paid-in capital	48,127	46,271
Accumulated (deficit) and retained earnings	(11,572)	81,655
Accumulated other comprehensive loss	(1,602)	(4,681)
Total stockholders' equity	34,958	123,250
Total liabilities, mezzanine equity and stockholders' equity	$757,449	$548,658

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except share and per share data)

	For the three months ended December 31,		For the years ended December 31,
	2020	2019	2020	2019

Tour revenues	$367	$75,797	$82,356	$343,091

Operating expenses:
Cost of tours	9,943	41,777	72,931	166,608
General and administrative	9,338	15,128	45,508	62,744
Selling and marketing	1,818	12,672	20,231	54,772
Depreciation and amortization	8,357	7,167	32,084	25,769
Total operating expenses	29,456	76,744	170,754	309,893

Operating (loss) income	(29,089)	(947)	(88,398)	33,198

Other (expense) income:
Interest expense, net	(4,929)	(2,897)	(16,692)	(12,288)
Gain (loss) on foreign currency	1,561	1,275	(4,772)	94
Other income (expense)	106	16	(83)	(64)
Total other expense	(3,262)	(1,606)	(21,547)	(12,258)

(Loss) income before income taxes	(32,351)	(2,553)	(109,945)	20,940
Income tax (benefit) expense	(2,140)	(2,648)	(9,805)	2,190

Net (loss) income	(30,211)	95	(100,140)	18,750
Net (loss) income attributable to noncontrolling interest	(446)	1,561	(1,403)	2,395
Net (loss) income attributable to Lindblad Expeditions Holdings, Inc.	(29,765)	(1,466)	(98,737)	16,355
Series A redeemable convertible preferred stock dividend	1,280	-	1,705	-
Non-cash deemed dividend to warrant holders	-	-	-	2,654

Net (loss) income available to common stockholders	$(31,045)	$(1,466)	$(100,442)	$13,701

Weighted average shares outstanding
Basic	49,802,229	49,625,106	49,737,129	47,440,788
Diluted	49,802,229	49,625,106	49,737,129	49,426,563

Net (loss) income per share available to common stockholders
Basic	$(0.59)	$(0.03)	$(2.01)	$0.29
Diluted	$(0.59)	$(0.03)	$(2.01)	$0.28

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	For the years ended December 31,
	2020	2019
Cash Flows From Operating Activities
Net (loss) income	$(100,140)	$18,748
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	32,084	25,769
Amortization of National Geographic fee	727	2,907
Amortization of deferred financing costs and other, net	2,146	1,875
Amortization of right-to-use lease assets	49	259
Stock-based compensation	2,388	3,573
Deferred income taxes	(9,812)	1,486
Loss (gain) on foreign currency	4,772	(94)
Loss on disposal and transfer of assets	111	-
Changes in operating assets and liabilities
Marine operating supplies and inventories	685	(1,557)
Prepaid expenses and other current assets	12,525	(8,250)
Unearned passenger revenues	(18,088)	15,336
Other long-term assets	594	(5,071)
Other long-term liabilities	844	2,764
Accounts payable and accrued expenses	(21,142)	4,838
Net cash (used in) provided by operating activities	(92,257)	62,583

Cash Flows From Investing Activities
Purchases of property and equipment	(155,479)	(96,002)
Loan issuance	-	(4,083)
Net cash used in investing activities	(155,479)	(100,085)

Cash Flows From Financing Activities
Proceeds from long-term debt	268,339	30,476
Proceeds from Series A preferred stock issuance	85,000	-
Repayments of long-term debt	(2,842)	(2,000)
Payment of deferred financing costs	(6,972)	(2,372)
Repurchase under stock-based compensation plans and related tax impacts	(405)	(1,786)
Repurchase of warrants and common stock	(127)	(23)
Warrants exercised	-	314
Net cash provided by financing activities	342,993	24,609
Effect of exchange rate changes on cash	-	-
Net increase (decrease) in cash, cash equivalents and restricted cash	95,257	(12,893)
Cash, cash equivalents and restricted cash at beginning of period	109,258	122,151

Cash, cash equivalents and restricted cash at end of period	$204,515	$109,258

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$16,316	$14,330
Income taxes	700	1,171
Non-cash investing and financing activities:
Non-cash preferred share dividend	1,706	-
Additional paid-in capital exercise proceeds of option shares	-	225
Additional paid-in capital exchange proceeds used for option shares	-	(225)
Non-cash deemed dividend to warrant holders	-	2,654

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands)
(unaudited)

Reconciliation of Net Income to Adjusted EBITDA Consolidated
	For the three months ended December 31,		For the years ended December 31,
	2020	2019	2020	2019
Net (loss) income	$(30,213)	$92	$(100,140)	$18,748
Interest expense, net	4,929	2,897	16,692	12,288
Income tax (benefit) expense	(2,142)	(2,648)	(9,805)	2,190
Depreciation and amortization	8,357	7,167	32,084	25,769
(Gain) loss on foreign currency	(1,561)	(1,275)	4,772	(94)
Other (income) expense	(105)	(14)	83	66
Stock-based compensation	477	902	2,388	3,573
National Geographic fee amortization	-	727	727	2,907
Financing and warrant exchange costs	454	-	891	970
Other	-	116	136	202
Adjusted EBITDA	$(19,804)	$7,964	$(52,172)	$66,619

Reconciliation of Operating (Loss) Income to Adjusted EBITDA Lindblad Segment
	For the three months ended December 31,		For the years ended December 31,
	2020	2019	2020	2019
Operating (loss) income	$(24,285)	$(5,313)	$(78,573)	$26,203
Depreciation and amortization	7,958	6,736	30,033	24,116
Stock-based compensation	477	902	2,388	3,573
National Geographic fee amortization	-	727	727	2,907
Financing and warrant exchange costs	454	-	891	970
Other	-	116	136	202
Adjusted EBITDA	$(15,396)	$3,168	$(44,398)	$57,971

Natural Habitat Segment
	For the three months ended December 31,		For the years ended December 31,
	2020	2019	2020	2019
Operating (loss) income	$(4,807)	$4,368	$(9,825)	$6,995
Depreciation and amortization	399	431	2,051	1653
Adjusted EBITDA	$(4,408)	$4,799	$(7,774)	$8,648

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross Yield, Net Yield and guest metrics)
(unaudited)

Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities	For the years ended December 31,
	2020	2019
Net cash provided by operating activities	$(92,257)	$62,583
Less: purchases of property and equipment	(155,479)	(96,002)
Free Cash Flow	$(247,736)	$(33,419)

	For the three months ended December 31,		For the years ended December 31,
	2020	2019	2020	2019
Available Guest Nights	-	45,478	51,624	221,516
Guest Nights Sold	-	40,089	46,050	201,600
Occupancy	-	88%	89%	91%
Maximum Guests	-	5,968	6,512	27,831
Number of Guests	-	5,231	5,564	25,326
Voyages	-	73	85	351

Calculation of Gross Yield per Available Guest Night and Net Yield per Available Guest Night	For the three months ended December 31,		For the years ended December 31,
	2020	2019	2020	2019
Guest ticket revenues	$-	$48,362	$60,351	$244,207
Other tour revenue	88	6,499	9,269	28,203
Tour Revenues	88	54,861	69,620	272,410
Less: Commissions	(66)	(4,295)	(8,146)	(20,770)
Less: Other tour expenses	(352)	(4,658)	(7,373)	(18,813)
Net Yield	$(330)	$45,908	$54,101	$232,827
Available Guest Nights	-	45,478	51,624	221,516
Gross Yield per Available Guest Night	NM	$1,206	$1,349	$1,230
Net Yield per Available Guest Night	NM	1,009	1,048	1,051

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross and Net Cruise cost Per Available Guest Night and guest metrics)
(unaudited)

Calculation of Gross Cruise Cost and Net Cruise Cost Lindblad Segment	For the three months ended December 31,		For the years ended December 31,
	2020	2019	2020	2019
Cost of tours	$7,668	$30,873	$62,905	$125,343
Plus: Selling and marketing	1,216	11,188	18,078	48,955
Plus: General and administrative	7,531	11,379	37,177	47,793
Gross Cruise Cost	16,415	53,440	118,160	222,091
Less: Commissions	(66)	(4,295)	(8,146)	(20,770)
Less: Other tour expenses	(352)	(4,658)	(7,373)	(18,813)
Net Cruise Cost	15,997	44,487	102,641	182,508
Less: Fuel Expense	(344)	(2,829)	(4,694)	(10,227)
Net Cruise Cost Excluding Fuel	15,653	41,658	97,947	172,281
Non-GAAP Adjustments:
Stock-based compensation	(477)	(902)	(2,388)	(3,573)
National Geographic fee amortization	-	(727)	(727)	(2,907)
Financing and warrant exchange costs	(454)	-	(891)	(970)
Other	-	(116)	(136)	(202)
Adjusted Net Cruise Cost Excluding Fuel	$14,722	$39,913	$93,805	$164,629
Adjusted Net Cruise Cost	$15,066	$42,742	$98,499	$174,856
Available Guest Nights	-	45,478	51,624	221,516
Gross Cruise Cost per Available Guest Night	NM	$1,175	$2,289	$1,003
Net Cruise Cost per Available Guest Night	NM	978	1,988	824
Net Cruise Cost Excluding Fuel per Available Guest Night	NM	916	1,897	778
Adjusted Net Cruise Cost Excluding Fuel per Available Guest Night	NM	878	1,817	743
Adjusted Net Cruise Cost per Available Guest Night	NM	940	1,908	789

Operational and Financial Metrics

Adjusted EBITDA is net income (loss) excluding depreciation and amortization, net interest expense, other income (expense), income tax (expense) benefit, (gain) loss on foreign currency, (gain) loss on transfer of assets, reorganization costs, and other supplemental adjustments. Other supplemental adjustments include certain non-operating items such as stock-based compensation, executive severance costs, the National Geographic fee amortization, debt refinancing costs, acquisition-related expenses and other non-recurring charges. We believe Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense, and other operating income and expense. We believe Adjusted EBITDA helps provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements, such as unearned passenger revenues, capital expenditures and related depreciation, principal and interest payments, and tax payments. Our use of Adjusted EBITDA may not be comparable to other companies within the industry.

The following metrics apply to the Lindblad segment:

Adjusted Net Cruise Cost represents Net Cruise Cost adjusted for Non-GAAP other supplemental adjustments which include certain non-operating items such as stock-based compensation, the National Geographic fee amortization and acquisition-related expenses.

Available Guest Nights is a measurement of capacity and represents double occupancy per cabin (except single occupancy for a single capacity cabin) multiplied by the number of cruise days for the period. We also record the number of guest nights available on our limited land programs in this definition.

Gross Cruise Cost represents the sum of cost of tours plus selling and marketing expenses, and general and administrative expenses.

Gross Yield per Available Guest Night represents tour revenues divided by Available Guest Nights.

Guest Nights Sold represents the number of guests carried for the period multiplied by the number of nights sailed within the period.

Maximum Guests is a measure of capacity and represents the maximum number of guests in a period and is based on double occupancy per cabin (except single occupancy for a single capacity cabin).

Net Cruise Cost represents Gross Cruise Cost excluding commissions and certain other direct costs of guest ticket revenues and other tour revenues.

Net Cruise Cost Excluding Fuel represents Net Cruise Cost excluding fuel costs.

Net Yield represents tour revenues less commissions and direct costs of other tour revenues.

Net Yield per Available Guest Night represents Net Yield divided by Available Guest Nights.

Number of Guests represents the number of guests that travel with us in a period.

Occupancy is calculated by dividing Guest Nights Sold by Available Guest Nights.

Voyages represent the number of ship expeditions completed during the period.